Cross Country Healthcare Announces Third Quarter 2017 Financial Results

BOCA RATON, Fla., Nov. 1, 2017 /PRNewswire/ -- Cross Country Healthcare, Inc. (the "Company") (Nasdaq: CCRN) today announced financial results for the third quarter ended September 30, 2017.

FINANCIAL HIGHLIGHTS:

Amounts are in thousands, except percent and per share data	Q3 2017	Variance Q3 2017 vs. Q3 2016		Variance Q3 2017 vs. Q2 2017

Revenue	$228,488	6%		9%
Gross profit margin*	26.5%	(60)	bps	(50)	bps
Net income attributable to common shareholders	$6,723	(52)%		39%
Diluted EPS	$0.19	$(0.03)		$0.06
Adjusted EBITDA*	$13,769	5%		27%
Adjusted EPS*	$0.23	$(0.01)		$0.07

* Refer to accompanying tables and discussion of Non-GAAP financial measures below.

"This was a good quarter that sets us up for an improved financial performance in 2018," said William J. Grubbs, President and Chief Executive Officer. "We have recovered from the lower operating margins earlier in the year and are growing into the investments made in recruiters and candidate attraction. I am particularly pleased that we are on track for another record year of winning new MSPs that should support our current momentum."

Third quarter consolidated revenue was $228.5 million, an increase of 6% year-over-year and 9% sequentially. On a pro forma basis, revenue was down 5% year-over-year and 3% sequentially. Severe weather forced the closure of the Company's travel nurse and allied office in Florida, as well as several branches, resulting in a relatively minor negative impact to revenue and profitability for the third quarter and, due to the nature of the Company's business, it is expected to result in a more significant impact for the fourth quarter. Consolidated gross profit margin was 26.5%, down 60 basis points year-over-year and down 50 basis points sequentially, driven predominantly by the impact of the Advantage RN acquisition. Net income attributable to common shareholders was $6.7 million compared to $14.1 million in the prior year, which included a gain on derivative liability of $7.1 million. Diluted EPS was $0.19 per share compared to $0.22 per share in the prior year. Adjusted EBITDA was $13.8 million or 6.0% of revenue, as compared with $13.1 million or 6.1% of revenue in the prior year. Adjusted EPS was $0.23 in the current quarter as compared to $0.24 in the prior year and $0.16 in the prior quarter.

For the nine months ended September 30, 2017, consolidated revenue was $645.4 million, an increase of 6% year-over-year. Consolidated gross profit margin was 26.4%, down 50 basis points year-over-year. Adjusted EBITDA was $31.1 million or 4.8% of revenue, as compared with $32.7 million or 5.4% of revenue in the prior year. Net income attributable to common shareholders was $9.6 million, compared to net income of $15.9 million in the prior year, which included a $20.0 million gain on derivative liability. On a diluted per share basis, net income attributable to common shareholders was $0.24, compared to a net loss of $0.04, which excludes the impact of the gain on derivate liability related to the Convertible Notes. Adjusted EPS was $0.44 compared to $0.49 in the prior year.

Quarterly Business Segment Highlights

Nurse and Allied Staffing

Revenue from Nurse and Allied Staffing was $200.5 million, an increase of 7% year-over-year and 11% sequentially. The year-over-year increase in segment revenue was predominantly due to the Advantage RN acquisition. Contribution income in this segment was $20.7 million, up from $19.5 million in the prior year. Average field FTEs increased to 7,706 from 6,954 in the prior year. Revenue per FTE per day was $283 compared to $292 in the prior year, primarily reflecting a change in the mix of business.

Physician Staffing

Revenue from Physician Staffing was $24.9 million, a decrease of 1% year-over-year and an increase of 1% sequentially, with both being driven by changes in volume. Contribution income was $1.3 million, down from $2.4 million in the prior year. Total days filled were 15,777 as compared with 16,639 in the prior year, with declines in physician specialties partly offset by growth in advanced practices. Revenue per day filled was $1,562 as compared with $1,576 in the prior year, representing the impact of the shift in mix from growth in advanced practices, which generally have a lower daily bill rate.

Other Human Capital Management Services

Revenue from Other Human Capital Management Services was $3.1 million, a decrease of 5% year-over-year and 15% sequentially. Segment contribution income was essentially breakeven for the current quarter compared to a loss of $0.2 million in the prior year.

Cash Flow and Balance Sheet Highlights

Cash flow provided by operating activities for the quarter was $3.2 million and $28.7 million for the year-to-date period. At September 30, 2017, the Company had $10.8 million in cash and cash equivalents and a $100.0 million term loan outstanding. There were no borrowings drawn on its $115.0 million revolving credit facility, and $21.6 million of letters of credit outstanding, leaving $93.4 million available for borrowings under the revolving credit facility.

Outlook for Fourth Quarter 2017

	Q4 2017 Range	Year-over-Year	Sequential
		Change	Change

Revenue	$223 million - $228 million	0% - 2%	(2)% - 0%

Gross profit margin	26.3% - 26.8%	40 - 90 bps	(20) - 30 bps

Adjusted EBITDA	$13 million - $14 million	8% - 17%	(6)% - 2%

Adjusted EPS	$0.18 - $0.20	$(0.02) - $0.00	$(0.05) - $(0.03)

The estimates above are based on current management expectations and, as such, are forward-looking and actual results may differ materially. This guidance reflects an estimated negative impact on revenue from weather events of approximately $4 million. The above ranges do not include the potential impact of any future divestitures, mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, any acquisition-related measurement period adjustments, changes in debt structure, or any material legal or restructuring charges. See accompanying Non-GAAP financial measures and tables below.

INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Thursday, November 2, 2017, at 9:00 A.M. Eastern Time to discuss its third quarter 2017 financial results. This call will be webcast live and can be accessed at the Company's website at www.crosscountryhealthcare.com or by dialing 800-857-6331 from anywhere in the U.S. or by dialing 517-623-4781 from non-U.S. locations - Passcode: Cross Country. A replay of the webcast will be available from November 2nd through November 16th at the Company's website and a replay of the conference call will be available by telephone by calling 800-570-8799 from anywhere in the U.S. or 203-369-3294 from non-U.S. locations - Passcode: 2017.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our nearly 40 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. Our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of 80 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling, and other outsourcing and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

NON-GAAP FINANCIAL MEASURES

This press release and accompanying financial statement tables reference non-GAAP financial measures. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company's performance as they exclude certain items that management believes are not indicative of the Company's operating performance. Pro forma measures, if applicable, are adjusted to include the results of our acquisitions, and exclude the results of divestments, as if the transactions occurred in the beginning of the periods mentioned.]Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

FORWARD LOOKING STATEMENT

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are subject to the "safe harbor" created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", "suggests", "appears", "seeks", "will", and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and our other Securities and Exchange Commission filings made prior to the date hereof.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to "we", "us", "our", or "Cross Country" in this press release mean Cross Country Healthcare, Inc. and its subsidiaries.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2017	2016	2017	2017	2016

Revenue from services	$228,488	$214,988	$209,313	$645,374	$611,014
Operating expenses:
Direct operating expenses	168,008	156,778	152,785	475,091	446,912
Selling, general and administrative expenses	47,346	45,922	46,600	141,182	133,530
Bad debt expense	433	19	326	1,082	496
Depreciation and amortization	2,849	2,092	2,285	7,325	6,969
Acquisition-related contingent consideration (a)	(605)	237	281	(54)	707
Acquisition and integration costs (b)	1,366	—	587	1,953	—
Restructuring costs (c)	724	611	—	724	611
Impairment charges (d)	—	—	—	—	24,311
Total operating expenses	220,121	205,659	202,864	627,303	613,536
Income (loss) from operations	8,367	9,329	6,449	18,071	(2,522)
Other expenses (income):
Interest expense	1,221	1,435	535	2,975	4,678
Gain on derivative liability (e)	—	(7,105)	—	(1,581)	(19,970)
Loss on early extinguishment of debt (f)	—	—	—	4,969	1,568
Other income, net	(57)	(92)	(59)	(116)	(143)
Income before income taxes	7,203	15,091	5,973	11,824	11,345
Income tax expense (benefit)	159	802	753	1,278	(5,035)
Consolidated net income	7,044	14,289	5,220	10,546	16,380
Less: Net income attributable to noncontrolling interest in subsidiary	321	223	370	983	529
Net income attributable to common shareholders	$6,723	$14,066	$4,850	$9,563	$15,851

Net income per share attributable to common shareholders - Basic	$0.19	$0.44	$0.14	$0.28	$0.49

Net income (loss) per share attributable to common shareholders - Diluted	$0.19	$0.22	$0.13	$0.24	$(0.04)

Weighted average common shares outstanding:
Basic	35,748	32,221	35,651	34,768	32,088
Diluted (g)	36,036	36,255	36,021	36,179	36,215

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2017	2016	2017	2017	2016
Adjusted EBITDA: (h)
Net income attributable to common shareholders	$6,723	$14,066	$4,850	$9,563	$15,851
Depreciation and amortization	2,849	2,092	2,285	7,325	6,969
Interest expense	1,221	1,435	535	2,975	4,678
Income tax expense (benefit)	159	802	753	1,278	(5,035)
Acquisition-related contingent consideration (a)	(605)	237	281	(54)	707
Acquisition and integration costs (b)	1,366	—	587	1,953	—
Restructuring costs (c)	724	611	—	724	611
Impairment charges (d)	—	—	—	—	24,311
Gain on derivative liability (e)	—	(7,105)	—	(1,581)	(19,970)
Loss on early extinguishment of debt (f)	—	—	—	4,969	1,568
Other income, net	(57)	(92)	(59)	(116)	(143)
Equity compensation	1,068	847	1,278	3,083	2,614
Net income attributable to noncontrolling interest in subsidiary	321	223	370	983	529
Adjusted EBITDA (h)	$13,769	$13,116	$10,880	$31,102	$32,690

Adjusted EPS: (i)
Numerator:
Net income attributable to common shareholders	$6,723	$14,066	$4,850	$9,563	$15,851
Non-GAAP adjustments - pretax:
Acquisition-related contingent consideration (a)	(605)	237	281	(54)	707
Acquisition and integration costs (b)	1,366	—	587	1,953	—
Restructuring costs (c)	724	611	—	724	611
Impairment charges (d)	—	—	—	—	24,311
Gain on derivative liability (e)	—	(7,105)	—	(1,581)	(19,970)
Loss on early extinguishment of debt (f)	—	—	—	4,969	1,568
Tax impact of non-GAAP adjustments (j)	—	—	—	—	(7,036)
Adjusted net income attributable to common shareholders - non-GAAP	$8,208	$7,809	$5,718	$15,574	$16,042

Denominator:
Weighted average common shares - basic, GAAP	35,748	32,221	35,651	34,767	32,088
Dilutive impact of share-based payments	288	512	370	444	606
Adjusted weighted average common shares - diluted, non-GAAP	36,036	32,733	36,021	35,211	32,694

Reconciliation: (i)
Diluted EPS, GAAP	$0.19	$0.22	$0.13	$0.24	$(0.04)
Non-GAAP adjustments - pretax:
Acquisition-related contingent consideration (a)	(0.02)	0.01	0.01	—	0.02
Acquisition and integration costs (b)	0.04	—	0.02	0.06	—
Restructuring costs (c)	0.02	0.02	—	0.02	0.02
Impairment charges (d)	—	—	—	—	0.74
Gain on derivative liability (e)	—	(0.22)	—	(0.05)	(0.61)
Loss on early extinguishment of debt (f)	—	—	—	0.15	0.05
Tax impact of non-GAAP adjustments (j)	—	—	—	—	(0.22)
Adjustment for change in dilutive shares	—	0.21	—	0.02	0.53
Adjusted EPS, non-GAAP (i)	$0.23	$0.24	$0.16	$0.44	$0.49

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	September 30,	December 31,
	2017	2016

Assets
Current assets:
Cash and cash equivalents	$10,765	$20,630
Accounts receivable, net	181,608	173,620
Prepaid expenses	5,142	6,126
Insurance recovery receivable	2,813	3,037
Other current assets	1,654	2,198
Total current assets	201,982	205,611
Property and equipment, net	14,075	12,818
Goodwill, net	123,244	79,648
Trade names, indefinite-lived	35,402	35,402
Other intangible assets, net	62,763	36,835
Other non-current assets	19,190	18,064
Total assets	$456,656	$388,378

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$55,034	$58,837
Accrued employee compensation and benefits	32,039	33,243
Other current liabilities	7,146	5,012
Total current liabilities	94,219	97,092
Long-term debt and capital lease obligations	95,331	84,760
Non-current deferred tax liabilities	14,763	13,154
Long-term accrued claims	30,695	28,870
Contingent consideration	4,618	5,301
Other long-term liabilities	7,682	7,399
Total liabilities	247,308	236,576

Commitments and contingencies

Stockholders' equity:
Common stock	4	3
Additional paid-in capital	304,957	256,570
Accumulated other comprehensive loss	(1,198)	(1,241)
Accumulated deficit	(95,061)	(104,089)
Total Cross Country Healthcare, Inc. stockholders' equity	208,702	151,243
Noncontrolling interest in subsidiary	646	559
Total stockholders' equity	209,348	151,802
Total liabilities and stockholders' equity	$456,656	$388,378

Cross Country Healthcare, Inc.
Segment Data (k)
(Unaudited, amounts in thousands)

	Three Months Ended						% Change Fav/(Unfav)
	September 30,	% of	September 30,	% of	June 30,	% of	Year-over-
	2017	Total	2016	Total	2017	Total	Year	Sequential

Revenue from services:
Nurse and Allied Staffing	$200,492	88%	$186,623	87%	$180,927	86%	7%	11%
Physician Staffing	24,871	11%	25,090	12%	24,720	12%	(1)%	1%
Other Human Capital Management Services	3,125	1%	3,275	1%	3,666	2%	(5)%	(15)%
	$228,488	100%	$214,988	100%	$209,313	100%	6%	9%

Contribution income: (l)
Nurse and Allied Staffing	$20,663		$19,472		$18,141		6%	14%
Physician Staffing	1,340		2,400		2,047		(44)%	(35)%
Other Human Capital Management Services	(1)		(154)		241		99%	(100)%
	22,002		21,718		20,429		1%	8%

Unallocated corporate overhead (m)	9,301		9,449		10,827		2%	14%
Depreciation and amortization	2,849		2,092		2,285		(36)%	(25)%
Acquisition-related contingent consideration (a)	(605)		237		281		355%	315%
Acquisition and integration costs (b)	1,366		—		587		(100)%	(133)%
Restructuring costs (c)	724		611		—		(18)%	(100)%
Income from operations	$8,367		$9,329		$6,449		(10)%	30%

	Nine Months Ended				% Change Fav/(Unfav)
	September 30,	% of	September 30,	% of	Year-over- Year
	2017	Total	2016	Total

Revenue from services:
Nurse and Allied Staffing	$564,527	87%	$527,436	86%	7%
Physician Staffing	71,055	11%	73,470	12%	(3)%
Other Human Capital Management Services	9,792	2%	10,108	2%	(3)%
	$645,374	100%	$611,014	100%	6%

Contribution income: (l)
Nurse and Allied Staffing	$54,426		$53,877		1%
Physician Staffing	4,207		6,003		(30)%
Other Human Capital Management Services	(200)		(196)		(2)%
	58,433		59,684		(2)%

Unallocated corporate overhead (m)	30,414		29,608		(3)%
Depreciation and amortization	7,325		6,969		(5)%
Acquisition-related contingent consideration (a)	(54)		707		108%
Acquisition and integration costs (b)	1,953		—		(100)%
Restructuring costs (c)	724		611		(18)%
Impairment charges (d)	—		24,311		100%
Income (loss) from operations	$18,071		$(2,522)		817%

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2017	2016	2017	2017	2016

Net cash provided by operating activities (in thousands)	$3,180	$19,402	$24,115	$28,705	$32,269

Consolidated gross profit margin (n)	26.5%	27.1%	27.0%	26.4%	26.9%

Nurse and Allied Staffing statistical data:
FTEs (o)	7,706	6,954	7,155	7,355	6,885
Average Nurse and Allied Staffing revenue per FTE per day (p)	$283	$292	$278	$281	$280

Physician Staffing statistical data:
Days filled (q)	15,777	16,639	15,220	46,033	47,961
Revenue per day filled (r)	$1,562	$1,576	$1,557	$1,570	$1,542

(a)

Acquisition-related contingent consideration represents the fair value and accretion adjustments to the contingent consideration liabilities for the Mediscan acquisition that closed on October 30, 2015 and the US Resources Healthcare acquisition that closed on December 1, 2016.

(b)	Acquisition and integration costs are primarily related to legal and advisory fees for the Advantage RN, LLC acquisition that closed effective July 1, 2017.
(c)	Restructuring costs related to severance and lease consolidations incurred as part of our separate and discrete cost savings initiative.
(d)	The nine months ended September 30, 2016 includes non-cash impairment charges of $24.3 million ($17.3 million after taxes) related to the Physician Staffing reporting unit.
(e)	Gain on derivative liability represents the change in the fair value of embedded features of our Convertible Notes up until their repayment.
(f)

Loss on early extinguishment of debt for the nine months ended September 30, 2017 is related to the Company's settlement of its convertible notes on March 17, 2017. Loss on early extinguishment of debt for the nine months ended September 30, 2016 relates to the write-off of unamortized debt discount and issuance costs as well as transaction fees and expenses related to the extinguishment of the Company's subordinated term loan.

(g)

When applying the if-converted method to our Convertible Notes, 3,521,126 shares were included in diluted weighted average shares for the three and nine months ended September 30, 2016. For the nine months ended September 30, 2017, there were 967,342 shares included in diluted weighted average shares.

(h)

Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as net income attributable to common shareholders before depreciation and amortization, interest expense, income tax expense (benefit), acquisition-related contingent consideration, acquisition and integration costs, restructuring costs, impairment charges, gain on derivative liability, loss on early extinguishment of debt, other income, net, equity compensation, and includes net income attributable to noncontrolling interest in subsidiary. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net income attributable to common shareholders as an indicator of operating performance. Management uses Adjusted EBITDA for planning purposes and as one performance measure in its incentive programs for certain members of its management team. Adjusted EBITDA, as defined, closely matches the operating measure typically used in the Company's credit facilities in calculating various ratios. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.

(i)

Adjusted EPS, a non-GAAP financial measure, is defined as net income (loss) attributable to common shareholders per diluted share before the diluted EPS impact of acquisition-related contingent consideration, acquisition and integration costs, restructuring costs, impairment charges, gain on derivative liability, and loss on early extinguishment of debt. Adjusted EPS should not be considered a measure of financial performance under GAAP.  Management presents Adjusted EPS because it believes that Adjusted EPS is a useful supplement to its reported EPS as an indicator of operating performance. Management uses Adjusted EPS as one performance measure in its annual cash incentive program for certain members of its management team. Management believes it provides a more useful comparison of the Company's underlying business performance from period to period and is more representative of the future earnings capacity of the Company.

(j)

Tax impact on the non-GAAP items is related to the impairment charges on indefinite-lived intangible assets of the Physician Staffing business for the nine months ended September 30, 2016. There is no tax impact on the other items due to the Company's full valuation allowance for all reported periods.

(k)	Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.
(l)

Contribution income is defined as income or loss from operations before depreciation and amortization, acquisition-related contingent consideration, acquisition and integration costs, restructuring costs, impairment charges, and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.

(m)

Unallocated corporate overhead includes corporate compensation and benefits, and general and administrative expenses including rent and utilities, computer supplies and expenses, insurance, professional expenses, corporate-wide projects (initiatives), and public company expense.

(n)

Gross profit is defined as revenue from services less direct operating expenses. The Company's gross profit excludes allocated depreciation and amortization expense. Gross profit margin is calculated by dividing gross profit by revenue from services.

(o)	FTEs represent the average number of Nurse and Allied Staffing contract personnel on a full-time equivalent basis.
(p)

Average revenue per FTE per day is calculated by dividing the Nurse and Allied Staffing revenue by the number of days worked in the respective periods. Nurse and Allied Staffing revenue also includes revenue from the permanent placement of nurses.

(q)

Days filled is calculated by dividing the total hours invoiced during the period by 8 hours. This method does not reflect the impact of revenue generated from permanent placements, reimbursed expenses, discounts and allowances, and the impact from accruals and adjustments recorded for financial statement purposes.

(r)	Revenue per day filled is calculated by dividing revenue invoiced by days filled for the period presented.

Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President & Chief Executive Officer
wgrubbs@crosscountry.com